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☐	Soliciting Material Pursuant to §240.14a-12
JABIL CIRCUIT, INC.

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Explanatory Note: Below is a form of email that Jabil Circuit, Inc. sent to certain of its larger stockholders on January 14, 2010.

January 14, 2010
SENT VIA EMAIL
Dear __________,
We are writing regarding [Investor Name]’s long-term investment in Jabil Circuit, Inc. Recently ISS recommended a vote against Mr. Morean, Jabil’s Chairman, because he was a former CEO of the company and since September has sat on our Nominating and Corporate Governance Committee. I would like to share some thoughts regarding Jabil’s position regarding Mr. Morean in hopes that you will be persuaded to vote in favor of retaining him as Chairman of the Jabil Circuit Board of Directors.
•	As our Chairman, we believe Mr. Morean’s continued service is paramount to our sustained success.

•	Mr. Morean was appointed to the Nominating and Corporate Governance Committee to replace a departing director in September 2009.

•	The Jabil Board will consider whether to keep Mr. Morean on the Nominating and Corporate Governance Committee at our January 2010 Board of Directors meeting.

•	Jabil considers independence before making committee appointments. We consider the SEC and NYSE requirements and our internal standards, which are stricter.

•	Mr. Morean was last our CEO, ten years ago in 2000. This time period well exceeds both the SEC and NYSE three year “cooling off” periods.

•	Because the Company has changed so dramatically since the time he was CEO, we view Mr. Morean as an independent director.

•	For your reference:

	2000	2010
Revenue:	$3.4 billion	$11.7 billion
Employees:	19,000	85,000
Operations:	16 in 7 countries	55 in 22 countries

We ask that as a long-term Jabil shareholder, you will fairly weigh these facts before you cast your vote.
Thank you very much for your thoughtful consideration.
Beth Walters
Vice President, Communications & Investor Relations
Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. St. N.
St. Petersburg, Florida 33716
USA
+1-727-803-3511 (direct phone)
beth_walters@jabil.com
Susan Allan
Assistant Corporate Secretary
Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. St. N.
St. Petersburg, FL 33716
+1-727-803-5755 (direct phone)
+1-727-803-3415 (fax)
susan_allan@jabil.com
www.jabil.com

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